Exhibit 5

Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246

November 20, 2002

Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, North Carolina 28217

Ladies and Gentlemen:

     We have acted as counsel to Goodrich Corporation, a New York corporation (the “Company”), in connection with the Registration Statement on Form S-3 (file no. 333-98165) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the issuance and sale from time to time by the Company of up to $2,400,000,000 of its debt securities, series preferred stock, common stock, par value $5.00 per share (“Common Stock”), stock purchase contracts and stock purchase units.

     The Company has entered into an Underwriting Agreement, dated as of November 20, 2002 (the “Underwriting Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Salomon Smith Barney Inc., as representatives (the “Representatives”) of the underwriters, and a related Pricing Agreement, dated as of November 20, 2002 (the “Pricing Agreement”), between the Company and the Representatives, as representatives of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale by the Company to the Underwriters of an aggregate of 14,950,000 shares of Common Stock, including 1,950,000 shares of Common Stock that may be purchased by the Underwriters from the Company to cover overallotments (the “Shares”). The Underwriting Agreement and the Pricing Agreement have been filed by the Company as Exhibit 1.1 and Exhibit 1.2, respectively, to its Current Report on Form 8-K, dated as of November 22, 2002.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

     In connection with this opinion, we have examined original, certified, conformed, facsimile or photographic copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and instruments as we have deemed necessary and appropriate to enable us to render the opinion expressed below.

     In such review, we have assumed the genuineness of all signatures, the capacity of all natural persons, the authenticity of all documents and certificates submitted to us as originals or duplicate originals, the conformity to original documents and certificates of the documents and certificates submitted to us as certified, photostatic, conformed or facsimile copies, the authenticity of the originals of such latter documents and certificates, the accuracy and completeness of all statements contained in all such documents and certificates, and the integrity and completeness of the minute books and records of the Company to the date hereof. As to all questions of fact material to the opinion expressed herein that have not been independently established, we have relied, without investigation or analysis of any underlying data, upon certificates and statements of public officials and representatives of the Company.

     Based on the foregoing, and subject to all the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when delivered and paid for in accordance with the terms and conditions of the Underwriting Agreement and the Pricing Agreement, will be validly issued, fully paid and nonassessable.

     In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America.

     We are members of the Bar of North Carolina and do not purport to be experts in the laws of any jurisdiction other than the laws of the State of North Carolina and the federal laws of the United States of America. The foregoing opinion is given under the laws of New York by lawyers in our firm who are licensed to practice in New York.

     We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, dated November 22, 2002, incorporated by reference in the Registration Statement and to the reference to our firm under the caption “Legal Opinions” or “Legal Matters” in the Registration Statement, the prospectus forming a part thereof, and the prospectus supplement relating to the Shares. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Robinson, Bradshaw & Hinson, P.A.